Exhibit 10.14

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BETWEEN

FINWARD BANCORP,

PEOPLES BANK,

AND

BENJAMIN J. BOCHNOWSKI

Exhibit 10.14
TABLE OF CONTENTS

(b) Discharge Without Cause or Resignation with Good Reason (other than during Covered Period) 10

Exhibit 10.14
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is effective as of March 25, 2026 (the “Effective Date”) by and between Finward Bancorp (the “Company”), the wholly-owned subsidiary of the Company, Peoples Bank, (“Peoples Bank,” and collectively with the Company, the “Bank” unless otherwise noted), and Benjamin J. Bochnowski (the “Executive”).

RECITALS
WHEREAS, the Executive is currently employed by the Bank as President and Chief Executive Officer of the Bank pursuant to that certain Employment Agreement by and between the Bank and the Executive dated August 1, 2017, as amended (the “Prior Agreement”);

WHEREAS, the Company, the Bank and the Executive desire to amend and restate the Prior Agreement as set forth in this Agreement; and

WHEREAS, in addition to the employment provisions contained herein, the Bank and the Executive have agreed to certain restrictions, covenants, agreements, and severance payments, as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the Bank and the Executive, each intending to be legally bound, hereby mutually covenant and agree as follows:

1.Employment and Term. Unless terminated earlier as provided herein, the Bank shall employ the Executive as the President and Chief Executive Officer of the Bank, and the Executive shall so serve, in accordance with the provisions of this Agreement. Unless terminated earlier as provided herein, the term of the Executive’s employment under this Agreement shall commence as of the Effective Date and end on the date that is one year after the Effective Date (the “Initial Term”); provided that, the Initial Term shall be automatically renewed for an additional one year on the anniversary of the Effective Date, and on the same date in each subsequent year thereafter (each, a “Renewal Term,” with the Initial Term and any Renewal Terms collectively referred to herein as the “Term”), unless, at least sixty (60) days prior to the end of the Initial Term or any Renewal Term, the Executive or the Bank, by a written notice delivered to the other party, elects not to have the Term renewed. Notwithstanding any provision of this Agreement to the contrary, except as otherwise mutually agreed by the parties hereto, if a Change of Control occurs during the Term, this Agreement shall remain in effect for the two (2)-year period following the Change of Control and shall then terminate.

2.Duties. During the period of employment as provided in Section 1 above, the Executive shall serve as President and Chief Executive Officer of the Bank and have all powers and duties consistent with such positions, subject to the reasonable direction of the Board of Directors of the Company (the “Board”). The Executive shall also continue to serve as a member of the board of directors of both the Company and Peoples Bank, if nominated and elected. The Executive shall devote his best efforts to fulfill faithfully, responsibly, and to the best of his ability his duties hereunder; provided that, with the approval of the Board, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any material conflict of interest with the Bank or any of its subsidiaries or affiliates or divisions, or unfavorably affect the performance of the Executive’s duties, or will not violate any applicable statute or regulation.

3.Compensation.

(a)Base Salary. For services performed by the Executive for the Bank pursuant to this Agreement during the Term as provided in Section 1 hereof, the Bank shall pay the Executive a base salary (the “Base Salary”), which as of the Effective Date is Four Hundred Twenty Thousand Five Hundred Forty-Four Dollars ($420,544) per year, payable in substantially equal installments in accordance with the Bank’s regular payroll practices. The Executive’s Base Salary (with any increases under Section 3(b) below) shall not be subject to reduction, unless such reduction is required by law or regulation, or such reduction is proportionate to a reduction in the base salary of all other executive officers of the Bank. Any compensation which may be paid to the Executive

Exhibit 10.14
under any additional compensation or incentive plan of the Bank (including those under Sections 4, 5, and 6 below) or which may be otherwise authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the Base Salary to which the Executive shall be entitled under this Agreement.

(b)Salary Increases or Decreases. During the period of employment as provided in Section 1 hereof, the Base Salary of the Executive shall be reviewed by the Board to determine whether or not the same should be increased in light of the duties and responsibilities of the Executive and the performance of the Bank or decreased under the circumstances permitted in Section 3(a). If it is determined that an increase or decrease is merited, such increase or decrease shall be promptly put into effect and the Base Salary of the Executive as so increased or decreased shall constitute the Base Salary of the Executive for purposes of Section 3(a).

(c)Expenses, Automobile and Organizations. The Bank shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in the performance of his services under this Agreement. The Bank further agrees to provide the Executive with the full-time use of an automobile of a make and model selected by the Executive, which automobile shall have the lesser of three years of age or 50,000 miles, commensurate with his position and as approved by the Compensation Committee of the Board. Subject to the approval of the Board, the Bank shall reimburse the Executive for all initiation fees and dues associated with membership in professional, social, civic, and service organizations which the Executive joins or has joined and which membership, in whole or in part, furthers the interests of or promotes the interests of the Bank or assists the Executive in business relationships on behalf of the Bank.

4.Annual Bonuses. During the Term of employment hereunder, the Executive shall be eligible to receive in cash an annual performance bonus as may be set by the Board.

5.Equity Incentive Compensation. During the Term of employment hereunder, the Executive shall be eligible to participate, in an appropriate manner relative to other senior executives of the Bank, in any equity-based incentive compensation plan or program approved by the Board from time to time, including (but not by way of limitation) the Company’s 2025 Omnibus Equity Incentive Plan.

6.Other Benefits.

(a)Insurance Plans. During the Term of this Agreement, the Bank agrees to continue funding all premiums as they become due pursuant to the following insurance policies under which the Executive is an insured:

Company/Policy No.	Type	Benefit Amount
MetLife Group Policy: KM 05950107	Group Life and AD&D	$500,000
Reliance Standard Life Insurance Group Policy: GL 164052	Group Life and AD&D	$210,000
Northwestern Mutual Life Policy # 20507086	Split Dollar Endorsement Plan	$125,000
(b)Vacation. Notwithstanding anything herein to the contrary, the Executive shall be entitled to a maximum of six weeks’ vacation to be taken during such times as may be chosen by the Executive. Any vacation time not taken during any calendar year and any unused vacation days in existence as of the date hereof shall be administered in accordance with Peoples Bank’s policies and procedures in effect from time to time. Vacation time for each calendar year shall be considered earned as of the first day of each calendar year.

(c)Other. During the Initial Term of this Agreement, and notwithstanding any contrary provision of Section 2 of the Peoples Bank Employee Handbook, as may be in effect from time to time, the Executive shall be entitled to use a total of 14 personal days (consisting of four personal days to

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which the Executive is entitled under the express provisions of the above referenced handbook, and an additional 10 personal days). The Executive shall maintain a record of the personal days he uses pursuant to the preceding sentence, and, prior to taking each such personal day, report the Executive’s intent to use such personal day(s) to the human resources department of the Bank and the Compensation Committee of the Board. The Executive also shall be entitled to participate in all of the various retirement, welfare, fringe benefit, and executive perquisite plans, programs, and arrangements of the Bank as they may exist from time to time. Notwithstanding the limitations of any health benefit plan maintained by the Bank, the Bank agrees to pay the costs of any necessary physical examinations and the costs of all diagnostic testing incurred by the Executive on his own behalf.

7.Termination. Unless this Agreement is earlier terminated in accordance with the following provisions of this Section 7, the Bank shall continue to employ the Executive and the Executive shall remain employed by the Bank during the entire Term of this Agreement as set forth in Section 1. Section 9 hereof sets forth certain obligations of the Bank in the event that the Executive’s employment hereunder is terminated. Certain capitalized terms used in this Agreement are defined in Section 8 below.

(a)Death or Disability. Except to the extent otherwise provided in Section 9, this Agreement shall terminate immediately in the event of the Executive’s death or in the event that the Executive becomes disabled. The Executive will be deemed to be disabled if he, with or without reasonable accommodation: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. If any question arises as to whether the Executive is disabled, upon reasonable request therefor by the Board, the Executive shall submit to reasonable medical examination for the purpose of determining the existence, nature, and extent of any such disability. In accordance with Section 13 of this Agreement, the Bank shall promptly give the Executive written notice of any such determination of the Executive’s disability and of any decision of the Bank to terminate the Executive’s employment by reason thereof. In the event of disability, until the Date of Termination, the Base Salary payable to the Executive under Section 3(a) hereof shall be reduced dollar-for-dollar by the amount of disability benefits paid to the Executive in accordance with any disability policy or program of the Bank.
(b)Discharge for Cause. In accordance with the procedures hereinafter set forth, the Board may discharge the Executive from his employment hereunder for Cause. Except to the extent otherwise provided in Section 9, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for Cause. Any discharge of the Executive for Cause shall be communicated by a Notice of Termination to the Executive given in accordance with Section 13 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the termination date, which may be as early as the date of the giving of such notice. In the case of a discharge of the Executive for Cause, the Notice of Termination shall include a copy of a resolution duly adopted by the Board at a meeting called and held for such purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote), finding that, in the reasonable and good faith opinion of the Board, the Executive was guilty of conduct constituting Cause. No purported termination of the Executive’s employment for Cause shall be effective without a Notice of Termination.
(c)Termination for Other Reasons. The Bank may discharge the Executive for reason other than Cause by giving written notice to the Executive in accordance with Section 13 at least thirty (30) days prior to the Date of Termination. The Executive may resign from his employment, without liability to the Bank, by giving written notice to the Bank in accordance with Section 13 at least thirty (30) days prior to the Date of Termination. Notwithstanding the foregoing, if the Executive resigns for Good Reason, the Executive must provide written notice of resignation within ninety

Exhibit 10.14
(90) days of the occurrence of the event constituting Good Reason and the Bank shall have thirty (30) days to cure, to the Executive’s reasonable satisfaction, the event constituting Good Reason. If the Bank fails to cure the event of Good Reason within thirty (30) days, the Executive’s resignation shall become effective thirty (30) days after the expiration of the cure period. Except to the extent otherwise provided in Section 9, this Agreement shall terminate immediately as of the Date of Termination in the event the Executive is discharged for reasons other than Cause or resigns.

8.Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(a)    “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) the Executive’s Base Salary under Section 3(a) through the Date of Termination to the extent not theretofore paid, (ii) the amount of any incentive compensation (other than an annual performance bonus for the year including the Date of Termination), deferred compensation, and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid, and (iii) any unused vacation, expense reimbursements (regardless of whether a claim for such has yet been filed), and other cash entitlements due the Executive as of the Date of Termination. For the purpose of this Section 8(a), dollar amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued unless it has been specifically approved by the Board in accordance with the applicable plan, program, or policy.

(b)    For purposes of this Agreement, “Cause” shall mean: (i) the failure of Executive to perform Executive’s duties pursuant to this Agreement (other than such failure resulting from incapacity due to physical or mental illness), which failure to perform constitutes gross negligence or willful misconduct by the Executive, after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties; (ii) the commission by Executive of an act of malfeasance, dishonesty, fraud, or breach of trust against the Bank or any of its affiliates, employees, customers, or vendors, resulting or intended to result in substantial gain or personal enrichment to which Executive was not legally entitled; or (iii) Executive’s indictment, conviction of, or plea of guilty or no contest to any felony or crime of moral turpitude. For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Bank.

(c)    “Change of Control” shall mean any of the following:

(i)    a change in the ownership of the Company or Peoples Bank, which shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company or Peoples Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or Peoples Bank. Such acquisition may occur as a result of a merger of the Company or Peoples Bank into another entity which pays consideration for the shares of capital stock of the merging Company or Peoples Bank. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or Peoples Bank, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or Peoples Bank (or to cause a change in the effective control of the Company or Peoples Bank within the meaning of Section 8(c)(ii)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company or Peoples Bank acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company or Peoples Bank (or issuance of stock of the Company or Peoples Bank) and stock in the Company or Peoples Bank remains outstanding after the transaction.

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(ii)    a change in the effective control of the Company or Peoples Bank, which shall occur only on either of the following dates:

1)    the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Peoples Bank possessing thirty percent (30%) or more of the total voting power of the stock of the Company or Peoples Bank.
2)    the date a majority of members of the Company’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; provided that, this provision shall not apply if another corporation is a majority shareholder of the Company.

If any one person, or more than one person acting as a group, is considered to effectively control the Company or Peoples Bank, the acquisition of additional control of the Company or Peoples Bank by the same person or persons is not considered to cause a change in the effective control of the Company or Peoples Bank (or to cause a change in the ownership of the Company or Peoples Bank within the meaning of subsection (i) of this section).

(iii)    a change in the ownership of a substantial portion of the Bank’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Bank immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No change in control occurs under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer. A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to:
1)    a shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;
2)    an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Bank;
3)    a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Bank; or
4)    an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

For purposes of this subsection (iii) and except as otherwise provided in paragraph 1) above, a person’s status is determined immediately after the transfer of the assets.

(iv)    For purposes of this section, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or Peoples Bank; provided that, they will not be considered to be acting as a group if they are owners of an entity that merges into the Company or Peoples Bank where the Company or Peoples Bank is the surviving corporation.

Notwithstanding any other provision of this Agreement, with respect to any payment or benefit described herein that is subject to Code Section 409A, no Change of Control shall be deemed to have occurred unless such event constitutes a “change in control event” under Code Section 409A.

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(d)    “Date of Termination” shall mean (i) in the event of a discharge of the Executive by the Board for Cause, the date specified in such Notice of Termination, (ii) in the event of a discharge of the Executive without Cause or a resignation by the Executive other than for Good Reason, the date specified in the written notice to the Executive (in the case of discharge) or to the Bank (in the case of resignation), which date shall be no less than thirty (30) days from the date of such written notice, (iii) in the event of a resignation by the Executive for Good Reason, thirty (30) days after the expiration of the cure period set forth in Section 7(c), (iv) in the event of the Executive’s death, the date of the Executive’s death, and (v) in the event of termination of the Executive’s employment by reason of disability pursuant to Section 7(a), the date the Executive receives written notice of such termination.

(e)    “Good Reason” shall mean any of the following, which has not been expressly consented to in advance by the Executive in writing: (i) assignment of duties to Executive by the Board that are inconsistent with the Executive’s position, authority, duties, or responsibilities as President and Chief Executive Officer of the Bank, or any other action by the Bank which results in a substantial diminution of such position, authority, duties, or responsibilities; (ii) a reduction of 10% or more in the Executive’s then current Base Salary as determined under Section 3(a) hereof, unless such reduction is required by law or regulation, or such reduction is proportionate to a reduction in the base salary of all other executive officers of the Bank; (iii) any failure by the Board or any appropriate committee of the Board to re-nominate the Executive as a director of the Bank, except in connection with or related to the termination of the Executive’s employment (whether by the Bank or by the Executive) pursuant to Section 7 hereof or the expiration of the Term of this Agreement pursuant to Section 1 hereof; or (iv) any substantial failure by the Bank to comply with any of the provisions of this Agreement; provided that, actions taken by the Board under clause (i) of this paragraph by reason of the Executive’s inability to perform the responsibilities contemplated by those sections because of a physical or mental injury or disease shall not be deemed “Good Reason,” provided, further, that, the expiration of the Term of this Agreement, or the provision of a notice of non-renewal of the Term of this Agreement (whether by the Bank or the Executive) pursuant to Section 1 hereof, whether or not a new, amended, or superseding agreement or arrangement is entered into, shall not constitute “Good Reason.”

(f)    The Executive shall have a “Termination of Employment” if there is a termination of services provided by the Executive to the Bank, whether voluntarily or involuntarily, other than by reason of death or disability, as determined by the Board in accordance with Treas. Reg. §1.409A-l(h). In determining whether an Executive has experienced a Termination of Employment, the following provisions shall apply:

(i)    To the extent the Executive provides services to the Company or Peoples Bank solely as an employee, except as otherwise provided in subsection (iii) below, a Termination of Employment shall occur when the Executive has experienced a termination of employment with the Employer (defined below). The Executive shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Executive and the Employer reasonably anticipate that either (A) no further services will be performed for the Employer after a certain date, or (B) that the level of bona fide services the Executive will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Executive (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Executive has been providing services to the Employer less than 36 months).

If the Executive is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Executive and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Executive retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such 6-month period. In applying the provisions

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of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Executive will return to perform services for the Employer.

(ii) If the Executive provides services to the Employer as an independent contractor, except as otherwise provided in subsection (iii) below, a Termination of Employment shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract(s) is determined by the Board to constitute a good-faith and complete termination of the contractual relationship between the Executive and the Employer.

(iii) If the Executive provides services to the Employer as both an employee and an independent contractor, a Termination of Employment generally shall not occur until the Executive has ceased providing services for the Employer as both an employee and an independent contractor, as determined in accordance with the provisions set forth in subsections (i) and (ii) above, respectively. Similarly, if the Executive either (A) ceases providing services for the Employer as an independent contractor and begins providing services for the Employer as an employee, or (B) ceases providing services for the Employer as an employee and begins providing services for the Employer as an independent contractor, the Executive will not be considered to have experienced a Termination of Employment until the Executive has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subsections (i) and (ii) above.

Notwithstanding the foregoing provisions in this subsection (iii), if the Executive provides services for the Employer as both an employee and a director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by the Executive as a director shall not be taken into account in determining whether the Executive has experienced a Termination of Employment as an employee, and the services provided by the Executive as an employee shall not be taken into account in determining whether the Executive has experienced a Termination of Employment as a director.
(iv)    For the purpose of determining whether the Executive has experienced a Termination of Employment, the term “Employer” shall mean:
(A)    The entity for which the Executive performs services and with respect to which the legally binding right to compensation deferred or contributed under this Agreement arises; and
(B)    All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, an ownership threshold of at least 50% shall be substituted for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

Any reference in this Agreement to a “termination of employment,” severance from employment, separation from employment, resignation or discharge otherwise entitling the Executive to payment hereunder shall be deemed to mean a Termination of Employment; provided, however, that with respect to any benefit or payment described in this Agreement which is subject to Code Section 409A, no Termination of Employment shall occur unless a separation from service under Code Section 409A has occurred.

(g)    “Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

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(h)    “Covered Period” means the period beginning upon the date that is three (3) months prior to the effective date of a Change of Control and ending on the second (2nd) anniversary of the effective date of such Change of Control.

(i)    “Severance Amount” means, where such amount is otherwise payable pursuant to the terms of this Agreement, (i) for any Termination of Employment that occurs during the Term other than during a Covered Period (as described in Section 9(b)), an amount equal to two (2) times the Executive’s Base Salary as of the respective Date of Termination, and (ii) for any Termination of Employment that occurs during a Covered Period (as described in Section 9(c)), an amount equal to two and one-half (2.5) times the Executive’s Base Compensation.

(j)    “Base Compensation” means the amount equal to the sum of (i) the greater of the Executive’s then-current Base Salary or the Executive’s Base Salary as of the day immediately preceding the effective date of a Change of Control, plus (ii) the greater of the Executive’s target annual bonus for the year including the Date of Termination or the Executive’s target annual bonus for the year including the day immediately preceding the effective date of the Change of Control

9.Obligations of the Bank Upon Termination. The following provisions describe the obligations of the Bank to the Executive under this Agreement upon termination of his employment. However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which the Executive may have under applicable law, under any other agreement with the Bank or any of its subsidiaries, or under any compensation or benefit plan, program, policy or practice of the Bank or any of its subsidiaries.

(a)Death, Disability, Discharge for Cause, or Resignation Without Good Reason. In the event of the death or disability of the Executive, or upon the Executive’s Termination of Employment by reason of his discharge by the Bank for Cause, or upon the Executive’s Termination of Employment by reason of his resignation other than for Good Reason, the Bank shall pay to the Executive, or his heirs or estate in the event of the Executive’s death, all Accrued Obligations in a lump sum in cash within thirty (30) days after the Date of Termination; provided that, any portion of the Accrued Obligations which consists of deferred compensation or incentive compensation shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive.

(b)Discharge Without Cause or Resignation with Good Reason (other than during a Covered Period). In the event of the Executive’s Termination of Employment occurring other than during a Covered Period (1) by reason of the discharge of the Executive by the Bank without Cause, or (2) by reason of the resignation of the Executive for Good Reason, and contingent upon the Executive timely executing an effective general release and waiver of all known and unknown claims in a form and substance acceptable to the Company (the “Separation and Release Agreement”), then the Bank shall pay to the Executive, or his heirs or estate in the event of the Executive’ s death, in addition to the Accrued Obligations described in Section 9(a), the following benefits:

(i)    Payment in a lump sum of the Severance Amount;

(ii)    To the extent the Executive or any of the Executive’s eligible dependents may be covered as of the Date of Termination under the terms of any medical, dental or vision plans maintained for active employees of the Bank or any affiliate, the Bank shall provide the Executive and those dependents with applicable group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that the Executive is eligible for an timely elects such coverage under COBRA. For a period of eighteen (18) months following such Date of Termination, the Executive shall be required to pay, with respect to such COBRA coverage, the same amount as the Executive would pay if the Executive continued in employment with the Bank during such period and thereafter the Executive shall be responsible for the full cost of such continued COBRA coverage, if any. Such coverage shall be provided only to the extent that it does not result in any additional tax or other

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penalty being imposed on the Bank or any affiliate. In the event the Executive or any of the Executive’s dependents is or becomes eligible for coverage under the terms of any other medical, dental or vision plan, the Bank’s obligations under this Section 9(b)(ii) shall cease with respect to the Executive and eligible dependents. The Executive and the Executive’s dependents must notify the Bank of any subsequent employment and eligibility for such coverage;

(iii)    The amount, if any, of a pro-rata annual performance bonus (as described in Section 4 above) for the year including the Date of Termination based on actual achievement of established performance metrics and pro-rated based on the number of days during the calendar year prior to the Date of Termination; and

(iv)    Outplacement services, at the expense of the Bank, from a provider reasonably selected by the Executive unless otherwise waived in writing by the Executive.

The amount payable under paragraph (b)(i) above shall be paid on the first payroll date following sixty (60) days after the Executive’s Date of Termination, the benefits provided under paragraph (b)(ii) above shall only be provided, and the amount payable under (b)(iii) above shall be paid on the later of the first payroll date following sixty (60) days after the Executive’s Date of Termination or the date on which annual performance bonuses are determined and paid for other senior executive officers of the Bank, in each case, only if the Executive: (A) signs the Separation and Release Agreement and any revocation period applicable to the Separation and Release Agreement has lapsed without any such revocation before the sixtieth (60th) day after the Executive’s Date of Termination; and (B) does not breach any provision herein or in any separate agreements (including but not limited to the Separation and Release Agreement) with the Bank. No payment under this Section 9(b) shall be due or payable to the Executive (and no benefit shall be provided to the Executive under Section 9(b)(ii)) if he fails to timely deliver to the Bank an executed Separation and Release Agreement, he revokes any portion thereof, any applicable revocation period has not lapsed within sixty (60) days of his Date of Termination or the Executive breaches any provision herein or any separate agreements with the Bank.

(c)    Termination in Connection with a Change of Control. In the event of the Executive’s Termination of Employment occurring during a Covered Period (1) by reason of the discharge of the Executive by the Bank without Cause, or (2) by reason of the resignation of the Executive for Good Reason, and contingent upon the Executive timely executing an effective Separation and Release Agreement, then the Bank shall pay to the Executive, in addition to the compensation and benefits described in Section 9(a), the following benefits:

(i)    Payment in a lump sum of the Severance Amount;

(ii)    The COBRA benefit provided in Section 9(b)(ii); and

(iii)    The outplacement benefit provided in Section 9(b)(iv).

The amount payable under paragraph (c)(i) above shall be paid on the first payroll date following sixty (60) days after the Executive’s Date of Termination, and the benefits provided under paragraph (c)(ii) above shall only be provided, in each case, only if the Executive: (A) signs the Separation and Release Agreement and any revocation period applicable to the Separation and Release Agreement has lapsed without any such revocation before the sixtieth (60th) day after the Executive’s Date of Termination; and (B) does not breach any provision herein or in any separate agreements (including but not limited to the Separation and Release Agreement) with the Bank. No payment under this Section 9(c) shall be due or payable to the Executive (and no benefit shall be provided to the Executive under Section 9(c)(ii)) if he fails to timely deliver to the Bank an executed Separation and Release Agreement, he revokes any portion thereof, any applicable revocation period has not lapsed within sixty (60) days of his Date of Termination or the Executive breaches any provision herein or any separate agreements with the Bank.

(d)    Continuing Obligations After Termination. If the Executive’s employment with the Bank terminates for any reason, the Bank’s obligations and the Executive’s obligations under Sections 9 through 18 shall continue after termination of the employment relationship.

Exhibit 10.14
(e)    Six Month Delay. To the extent the Executive is a “specified employee” (as defined below) as of his Termination of Employment, any payments of “deferred compensation” (as that term is defined in Code Section 409A) due to the Executive as a result of his Termination of Employment shall begin no sooner than six months after the Executive’s Termination of Employment; provided that, any payments not made during the six month period described in this subsection (e) shall be made in a single lump sum as soon as administratively practicable after the expiration of such six month period. For purposes of this Agreement, the term “specified employee” shall have the meaning set forth in Treasury Reg. Section 1.409A-1(i) and shall include, without limitation, (1) an officer of the Company or Peoples Bank having annual compensation greater than $130,000 (as adjusted for inflation under the Code), (2) a five percent owner of the Company or Peoples Bank, or (3) a one percent owner of the Company or Peoples Bank having annual compensation of more than $150,000. The determination of whether the Executive is a “specified employee” shall be made by the Bank in good faith applying the applicable Treasury regulations.

10.     Code Section 280G Treatment. In the event it should be determined that any payment or distribution of any type to or for the benefit of the Executive made by the Bank, any person who acquires ownership or effective control of the Bank or ownership of a substantial portion of the Bank’s assets in connection with a “change in control” (within the meaning of Code Section 280G) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would otherwise exceed the amount that could be received by the Executive without the imposition of an excise tax under Code Section 4999 (the “Safe Harbor Amount”), then the Total Payments shall be reduced to the extent necessary so that no amount of the Total Payments is subject to an excise tax under Section 4999 (the “Reduced Amount”); provided, that such amounts shall not be so reduced if, without such reduction, the Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Code Section 4999), an amount of the Total Payments which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon receipt of the Reduced Amount. All determinations under this Section 10 shall be made by an independent registered public accounting firm selected by the Bank, and reasonably acceptable to the Executive, and paid for by the Bank (the “Accounting Firm”). To the extent a reduction is required under this Section 10, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of the Executive’s stock awards. Any modification, reduction or elimination of payments necessary to accomplish the foregoing shall be done in accordance with applicable provisions of Code Section 409A. In addition, the Accounting Firm shall make a reasonable determination of the value, if any, to be assigned to the restrictive covenants in effect for the Executive pursuant to Section 17 of this Agreement (or other applicable agreement), and the amount of the potential parachute payment under Code Section 280G shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the regulations thereunder. The Bank and Executive shall furnish the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make its determinations under this Section 10. Nothing in this Section 10 shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability under Code Section 4999.

11.    No Set-Off or Mitigation. The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, bankers right of set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Bank may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

12.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the successors and assigns of the Company and Peoples Bank. The Company and Peoples Bank shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its assets, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank and the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Bank and the Company in accordance with the operation of law, and such successor shall be deemed the “Company” or “Peoples Bank,” as appropriate, for purposes of this Agreement.

Exhibit 10.14
13.    Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Board or the Bank, to:
Peoples Bank
9204 Columbia Avenue
Munster, Indiana 46321
Attention: Corporate Secretary

If to the Executive, to:
Benjamin J. Bochnowski
9204 Columbia Avenue
Munster, Indiana 46321

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party.

14.    Tax Withholding. The Bank shall provide for the withholding of any taxes required to be withheld by federal, state, or local law with respect to any payment in cash, shares of stock, and/or other property made by or on behalf of the Bank to or for the benefit of the Executive under this Agreement or otherwise. The Bank may, at its option: (i) withhold such taxes from any cash payments owing from the Bank to the Executive; (ii) require the Executive to pay to the Bank in cash such amount as may be required to satisfy such withholding obligations; and/or (iii) make other satisfactory arrangements with the Executive to satisfy such withholding obligations.

15.    Arbitration. To the maximum extent permitted by applicable law, any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration at a mutually agreed site in accordance with the laws of the State of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association. The costs and expenses of the arbitrator(s) shall be borne by the Bank. The award of the arbitrator(s) shall be binding upon the parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

16.    No Assignment. Except as otherwise expressly provided herein, this Agreement is not assignable by any party and no payment to be made hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or other charge.

17.    Nonsolicitation, Non-Competition. The Executive acknowledges and agrees that, during his employment with the Company and/or Peoples Bank, Executive has and will come into contact with, and will have access to, develop, and learn, Confidential Information regarding some, most, or all of the customers, clients, and/or prospective customers and clients of the Company and/or Peoples Bank including, but not limited to, information regarding their contacts and representatives, preferences and requirements, and their financial arrangements with the Company and/or Peoples Bank. Executive further acknowledges and agrees that, during such employment, Executive has had and will have access to and the benefit of goodwill developed by the Company and/or Peoples Bank with such customers, clients, and prospective customers and clients. Executive understands and acknowledges that the misuse of any such Confidential Information, and the loss of any such relationships and/or goodwill will cause significant and irreparable harm to the Company and Peoples Bank. Accordingly, Executive covenants and agrees that:

(a)    During his employment with either the Company and/or Peoples Bank, and for a period of eighteen (18) months following the Date of Termination, he shall not directly or indirectly, for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Company (or Peoples Bank): (i) who has access to, or possesses, Confidential Information or other knowledge regarding the Company (or Peoples Bank) that could give a competitor of the Company (or Peoples Bank) an unfair advantage; (ii) who, within the one year period preceding Executive’s separation from employment, has serviced or established goodwill with the Company’s (or Peoples Bank’s) customers or clients or acquired Confidential Information about those customers or clients; or (iii) who reported directly or indirectly to the Executive during the Executive’s last year of employment, to terminate his/her employment for the purpose of joining, associating, or becoming employed with another person,

Exhibit 10.14
business organization or other entity that is in competition with any product or service provided by the Company (or Peoples Bank), or any other business or activity of the Company (or Peoples Bank).

(b)    During his employment with either the Company and/or Peoples Bank, he shall not directly or indirectly, for himself or for any third party, solicit, divert or accept business from any customer or prospective customers of the Bank. Executive further agrees that, for eighteen (18) months following the Date of Termination, he shall not, on behalf of any person or entity other than Peoples Bank, directly or indirectly:

(i)    solicit or divert (or attempt to solicit or divert) Competitive Business from any customer of the Bank with whom he had actual contact, or over which he had responsibility, at any time in the two (2) years preceding the Date of Termination;

(ii)    solicit or divert (or attempt to solicit or divert) Competitive Business from any customer of the Bank about whom he obtained Confidential Information;

(iii)    solicit or divert (or attempt to solicit or divert) Competitive Business from any identified prospective customer of the Bank with whom he had actual contact, or over which he had responsibility, at any time in the two (2) years preceding the Date of Termination; or

(iv)    solicit or divert (or attempt to solicit or divert) Competitive Business from any identified prospective customer of the Bank about whom he obtained Confidential Information.

(c)    During his employment with either the Company and/or Peoples Bank, and for a period of twelve (12) months following the Date of Termination, he shall not, directly or indirectly:

(i)    Engage in or pursue any Competitive Activities; Whether as an employee, consultant, or independent contractor, provide services similar to those which the Executive provided to the Company and/or Peoples Bank during the two (2) year period prior to the Date of Termination to any Competitor; or

(ii)    Hold any ownership interest in any Competitor other than a passive ownership, solely for investment purposes, of less than five-percent (5%) of the outstanding ownership interest in any publicly-traded company.

(d)    For purposes of this Section, the terms:

(i)    “Competitive Activities” shall mean the provision of any depository, lending, or other commercial banking services of any sort by, for, or on behalf of any person or entity located within 50 miles of any branch location of Peoples Bank;

(ii)    “Competitive Business” shall mean the marketing, sale or provision of products or services that directly compete against the products or services (a) with which Executive was involved during his last two (2) years of employment with the Bank; or (b) which the Bank is developing, producing, marketing, selling or servicing (or plans to develop, produce, market, sale or service) and about which Executive gained any Confidential Information in the course of his employment with the Bank;

(iii)    “Competitor” shall mean any person or entity other than the Company and/or Peoples Bank that engages in Competitive Activities.

18.    Confidentiality.

(a)    The Executive acknowledges and agrees that (i) by virtue of his employment, he will be given access to, and will help analyze, formulate, or otherwise use, Confidential Information (defined below), (ii) the Bank has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Bank’s business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Bank, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that the preservation and protection of Confidential Information is an essential part of his duties of

Exhibit 10.14
employment and that, as a result of his employment with the Bank hereunder, he has a duty of fidelity, loyalty, and trust to the Bank in safeguarding Confidential Information. The Executive further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Bank, the Bank’s customers or prospective customers, or vendors or suppliers of the Bank, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Bank. The Executive shall follow all Bank policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b)    The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Bank.
(c)    From time to time, the Bank may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his obligations with respect to such Confidential Information.

(d)    For purposes of Sections 17 and 18, the term “Confidential Information” means the following:

(i)    materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Bank’s business that are not generally known or available to the Bank’s business, trade, or industry, or to individuals who work therein, other than through a breach of this Agreement; or

(ii)    trade secrets of the Bank (as defined in Indiana Code §24-2-3-2, as amended, or any successor statute).

(iii)    Confidential Information also includes, but is not limited to: (1) information about the Bank’s employees; (2) information about the Bank’s compensation policies, structure, and implementation; (3) hardware, software, and computer programs and technology used by the Bank; (4) Bank customer and prospective customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (5) strategic, operating, and marketing plans; (6) lists and databases and other information related to the Bank’s vendors; (7) policies, procedures, practices, and plans related to pricing of products and services; and (8) information related to the Bank’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Bank in a manner not available to the public or for a purpose beneficial to the Bank.

(iv)    Notwithstanding the foregoing, Confidential Information shall not include information that (1) is or becomes generally available to the public other than through Executive’s breach of this Agreement; or (2) was known to the Executive prior to the commencement of Executive’s employment with the Company and/or Peoples Bank.

(e)    DTSA Notice. Notwithstanding the foregoing, and for the avoidance of doubt, (1) Executive will not be in breach of this Agreement, and will not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state or local government officials or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) if Executive files a lawsuit for retaliation by the Company or Peoples Bank for reporting a suspected violation of law, Executive may disclose the trade secret to Executive attorney and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, if Executive receives any subpoena or become subject to any legal obligation that might require Executive to disclose Confidential Information, Executive will, to the extent not prohibited by law, provide prompt written notice of that

Exhibit 10.14
fact to the Bank, including a copy of the subpoena and any other documents describing the legal obligations. In the event the Bank objects to the disclosure of Confidential Information by way of a legal proceeding, Executive agrees not to disclose any Confidential Information while such legal process is pending, unless Executive is legally ordered to do so.

19.    Execution in Counterparts. This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

20.    Jurisdiction and Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Indiana, without regard to the conflict of laws provisions of such laws, provided however that Section 15 of this Agreement shall be subject to and governed by the Federal Arbitration Act.

21.    Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair, or invalidate the remainder of this Agreement. Furthermore, if the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Executive consents and agrees that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. Nothing herein shall be construed as requiring the Bank to make any payment which would be prohibited under 12 C.F.R. 359. In the event a payment required under the terms of this Agreement cannot lawfully be made because of the limitations of 12 C.F.R. 359, the obligation to make such payment shall be deferred until such time as the limitations of 12 C.F.R. 359 shall no longer apply. Upon deferring any payment required under this Agreement due to the limitations of 12 C.F.R. 359, the Bank shall provide the Executive with a legal opinion of counsel addressing the exact provisions of 12 C.F.R. 359 which pose the barrier to payment.

22.    Prior Understandings. This Agreement embodies the entire understanding of the parties hereto and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof, including but not limited to the Prior Agreement (or any predecessors thereto). No change, alteration, or modification hereof may be made except in a writing, signed by each of the parties hereto. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

23.    Code Section 409A. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this Agreement to comply with the requirements of Code Section 409A, a payment not to exceed the amount that shall be included in income shall be made as soon as is administratively practicable following the discovery of the failure of the Agreement to comply with Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A to the extent applicable, and the Company shall administer and interpret this Agreement in accordance with such requirements or any applicable exceptions. If any provision contained in the Agreement conflicts with the requirements of Code Section 409A (or the exceptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Code Section 409A (or the applicable exceptions thereto), and the Company shall have the right to amend the Agreement, as necessary for compliance. In no event whatsoever shall the Company (or Peoples Bank) be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

[Signature Page Follows]

Exhibit 10.14

IN WITNESS WHEREOF, each of the Company and Peoples Bank have caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, effective as of the date first written above.

FINWARD BANCORP

By: /s/ Jennifer R. Evans
Name: Jennifer R. Evans
Title: Chair, Compensation Committee

PEOPLES BANK

By: /s/ Jennifer R. Evans
Name: Jennifer R. Evans
Title: Chair, Compensation Committee

/s/Benjamin J. Bochnowski
Benjamin J. Bochnowski